Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Natural Resource Partners L.P.’s Registration Statements on Form S-3 (No. 333-180907 and No. 333-183314) of our report dated April 5, 2013, relating to the combined financial statements of OCI Wyoming L.P. and OCI Wyoming Co. as of and for the year ended December 31, 2012 appearing in this Current Report on Form 8-K of Natural Resource Partners L.P.

/S/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

April 8, 2013